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                        Prospecting and Survey Agreement

       Prospecting and Surveying Agreement, made as of the 20th day of November 2000,(the "Agreement") between Diamond Discoveries International, Inc., a Delaware corporation with its principal place of business at 119 West 23rd Street, Suite 508, New York, New York 10111, ("the Company"), and Prospecting Geophysics Ltd., a Canadian company with its principal place of business at 114 Villeneuve Street, Val d'Or, Quebec, J9P 3L7, hereinafter referred to as ("the Contractor.")

                              W I T N E S S E T H:

       WHEREAS, the Company desires to retain the prospecting and surveying services of the Contractor; and

       WHEREAS, the Contractor desires to provide such services to the Company on the terms and conditions set forth herein; and

       NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Term. The term of the Contractor's services shall commence on the date of this agreement, and unless terminated earlier or extended as provided below, shall continue for a period of eighteen (18) months from such date ("Term of Service"). Upon the expiration of the initial Term of Service and on each anniversary date thereafter, the services of Contractor shall be renewed and extended for an additional year unless either party provides written notice to the other party, of his or its, as the case may be, desire to terminate this Agreement at least thirty (30) days prior to the renewal date.

2.     Duties. During the Term of Service, the Contractor shall:

       a) carry out geological surveys, airborne magnetic surveys, ground magnetic surveys and prospecting as well as evaluation of any and all results from these activities;

       b) hire any necessary personnel and rent all equipment needed to carry out the prospecting and survey work;

       c) supply the Company with monthly progress reports and maps showing the location of any kimberlite dykes or kimberlite pipes, and the results of any laboratory tests conducted on samples obtained by the Contractor;

       d) Prepare and file all assessment documents required by the Department of Natural Resources of Quebec as well as any reports required by the Federal and Provincial governments in Canada;

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3.     Independent Contractor. It is the express intention of the parties to this agreement that the Contractor is an independent contractor and not an agent, partner, joint venturer or employee of the Company. Both the Company and the Contractor agree:

       a) the Company will not be responsible for withholding taxes with respect to the Contractor's compensation hereunder;

       b) the Contractor shall have no claim against the Company hereunder or otherwise for vacation/holiday pay, sick leave, retirement benefits, social security, workers compensation, health or disability benefits, unemployment insurance benefits, or fringe benefits of any kind;

       c) the Contractor shall be responsible for the payments of all Workman's Compensation Insurance Policies and all other insurance policies required for the Contractor to conduct his Duties, as described in Section 3 of this Agreement, and the Contractor shall provide a waiver of subrogation rights against the Company; and

       d) the Contractor acknowledges that the Contractor will be acting independently of any direction and supervision by the Company or any of its officers and agents.

4.     Compensation.

       a) The Company agrees to pay Peter Ferderber, the President of Prospecting Geophysics Ltd. ("Ferderber"), and Ferderber agrees to accept compensation at the rate of five hundred ($500) dollars per day.

       b) The Company will further pay the Contractor's disbursements at cost.

       c) The Contractor will submit an itemized invoice to the Company, on the first and fifteenth day of each month for services rendered. The invoice will set forth the time worked and a description of the services provided and the amounts disbursed by the Contractor in the performance of the Contractor's duties. The Company will pay the Contractor the amounts due as indicated in the invoice submitted by the Contractor within twenty (20) days of receipt.

5. Representations, Warrants and Covenants of the Contractor. The Contractor represents, warrants and covenants to the Company as follows:

       a) The Contractor has obtained and has in effect insurance in amounts reasonably necessary to cover actions and/or injuries which may be foreseeable in light of the services which the Contractor will perform for the Company;

       b) The Contractor has the full right, power and legal capacity to enter into this Agreement and the execution, delivery and performance of this
Agreement: (i) does not violate any

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agreement or undertaking to which the Contractor is a party or by which the
Contractor may be bound and (ii) the Contractor knows of no agreements or contracts, whether written or oral, which would prevent him from entering into this Agreement and to consummate the transactions contemplated hereby.

       c) The Contractor has not entered into and is not subject to any agreement, including, but not limited, to any employment, noncompete, confidentiality or work product agreement which would (i) prohibit the execution of this Agreement, (ii) prohibit the use of the Contractor's services by the Company, or (iii) affect any of the provisions of, or his obligations pursuant to, this Agreement.

       d) If, during the Term of Services, any event known to the Contractor shall occur which makes: (i) any provision of this Section 5 untrue or misleading, the Contractor will immediately notify the Company pursuant to Paragraph c of Section 7 of this Agreement.

6. Indemnification. The Contractor agrees to indemnify and hold the Company harmless, from and against all claims, damages, losses and expenses, including but not limited to attorney's fees and expenses, arising out of or resulting from:

       a) bodily injury, sickness, disease, or death, or to other injury or illness including the loss of any income attributable to the action or inaction of the Contractor to the extent caused in whole or in part by any negligent act by the Contractor or anyone for whose acts the Contractor may be liable; or

       b) any breach of a representation or warranty contained in section 5 of this Agreement.

7.     Miscellaneous.

       a) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       b) Severability. If any provision which is contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

       c) Notices. All notices, hereunder shall be delivered personally or sent by registered or certified mail, return receipt requested, overnight delivery, or facsimile, to either party hereto at its address set forth in the beginning of this Agreement.

       d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York.

       e) Entire Agreement. The parties have not made any representations, warranties or covenants with respect to the subject matter hereof which is not set forth herein, and this Agreement constitutes

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the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are superseded by in this Agreement which alone fully and completely expresses their agreement. This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an Agreement in writing, which is signed by all of the parties to this Agreement.

       f) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

       g) Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other breach of this Agreement.

       h) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       i) Separate Counsel. The Contractor acknowledges having had separate counsel of his own selection acting on his behalf in connection with the negotiation, execution and consummation of this Agreement, and covenants that he alone shall be liable and responsible for and shall not look to the Company in connection with the fees and expenses of such separate counsel.

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       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                               The Contractor:

                                               PROSPECTING GEOPHYSICS


                                               BY: /S/PETER FERDERBER
                                                  ------------------------------
                                               PETER FERDERBER,
                                               PRESIDENT

                                               The Company:

                                               DIAMOND DISCOVERIES
                                               INTERNATIONAL CORP.

                                               BY: /S/ TEODOSIO V. PANGIA
                                                  ------------------------------
                                               TEODOSIO V. PANGIA,
                                               CHAIRMAN AND CEO

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